Calculation of Filing Fee Tables
S-8
ROYAL GOLD INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value	457(a)	21,143	$ 76.68	$ 1,621,245.24	0.0001381	$ 223.89
Total Offering Amounts:						$ 1,621,245.24		$ 223.89
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 223.89
Offering Note
[1]	This registration statement covers an aggregate of 21,143 shares of the Registrant's Common Stock issuable pursuant to stock options assumed by the Registrant under the Sandstorm Gold Ltd. Amended and Restated Stock Option Plan. Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share was determined based on the weighted average exercise price of the assumed stock options. This registration statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends, or similar transactions as permitted by Rule 416 under the Securities Act.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A